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This edition of our Articles of Association,

prepared for the convenience of English-speaking

readers, is a translation of the German original.



Articles of Association of

Siemens Aktiengesellschaft



Updated as of November 2001

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                                      -2-

Part one


GENERAL PROVISIONS


Art. 1

Siemens Aktiengesellschaft (the "Company"), formed as a partnership under the name Siemens & Halske in 1847, reorganized as a limited partnership in 1889 and again as a stock corporation in 1897, has its registered offices in Berlin and Munich.


Art. 2

1.  The object of the Company is:

    a) to manufacture and distribute industrial products in the fields of electrical engineering, mechanical engineering, precision mechanics and all related sectors of engineering, as well as research and development in these fields,

    b) to develop, plan, design and distribute systems and component parts for the generation, transmission and processing of information and energy, and to use them in processes of all kinds,

    c) to manufacture and distribute goods which, as accessories or auxiliary material, are useful in connection with the products manufactured and distributed.

2. The Company may engage in business of any kind and take any and all measures related to, or which are directly or indirectly useful in promoting, the objects of the Company. The Company may operate both domestic and foreign factories; establish branch offices; found, acquire, consolidate with, or participate in other companies; conclude or participate in other management contracts; and enter into joint ventures.


Art. 3

Notices of the Company required by law or these Articles of Association shall be published in the Official Gazette of the Federal Republic of Germany.
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Part two


CAPITAL STOCK; SHARES


Art. 4

1. The capital stock amounts to EUR 2,664,690,735, divided into 888,230,245 shares of no par value.

2. The shares of stock shall be registered in the names of the holders. For purposes of recording the shares in the Company's stock register, shareholders are required to submit to the Company the number of shares held by them and e-mail address if they have one and, in the case of individuals, their name, address and date of birth, or in the case of legal entities, their company name, business address and registered offices.

3. The right of shareholders to have their ownership interests evidenced by document shall be excluded, unless such evidence is required under the regulations of a stock exchange on which the shares are listed. Collective share certificates may be issued.

4. The share capital is conditionally increased by up to nominal EUR 2,523,960. The conditional capital increase shall be effected exclusively through the issuance of up to 841,320 new shares of stock registered in the names of the holders with entitlement to dividends as of the beginning of the fiscal year in which they are issued, and only to the extent to which former shareholders of Siemens Nixdorf Informationssysteme AG take advantage of the settlement offered to them following the integration of Siemens Nixdorf Informationssysteme AG into Siemens AG.

5. The Managing Board, with the approval of the Supervisory Board, is authorized until February 1, 2003 to increase the capital stock by up to EUR 90,000,000 nominal through the issuance of up to 30,000,000 shares of no par value registered in the names of the holders against contributions in kind. This authorization may be implemented in installments. The pre-emptive rights of existing shareholders shall be excluded. The Managing Board, with the approval of the Supervisory Board, is authorized to determine the further content of the rights embodied in the shares and the conditions of the share issue (Authorized Capital 1998).

6. The Managing Board, with the approval of the Supervisory Board, is authorized until February 1, 2004 to increase the capital stock by up to EUR 210,000,000 nominal through the issuance of up to 70,000,000 shares of no par value registered in the names of the holders against contributions in kind. This authorization may be implemented in installments. The pre-emptive rights of existing shareholders shall be excluded. The Managing Board, with the approval of the Supervisory Board, is authorized to determine the further content of the rights embodied in the shares and the conditions of the share issue (Authorized Capital 1999).

7. The capital stock is conditionally increased by up to EUR 45,000,000 nominal. The conditional capital increase shall be effected exclusively through the issuance of up to 15,000,000 new shares of stock registered in the names of the holders with entitlement to dividends as of the beginning of the fiscal year in which they are issued, and only to the extent to which holders of stock options granted under the 1999 Siemens Stock Option Plan or the 2001 Siemens Stock Option Plan, in accordance with the authorization dated February 18, 1999 or February 22, 2001 respectively, exercise their Stock options (Conditional Capital 1999).
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8.  The Managing Board, with the approval of the Supervisory Board, is authorized until February 1, 2006 to increase the capital stock by up to EUR 400,000,002 nominal through the issuance of up to 133,133,334 shares of no par value registered in the names of the holders against contributions in cash. This authorization may be implemented in installments. The shares shall be offered to underwriting banks under the condition that they are offered to existing shareholders for purchase. The Managing Board, with the approval of the Supervisory Board, is authorized to determine the further content of the rights embodied in the shares and the conditions of the share issue and to make use of any residual amounts after excluding the pre-emptive rights of existing shareholders thereon (Authorized Capital 2001/I).

9. The Managing Board, with the approval of the Supervisory Board, is authorized until February 1, 2006 to increase the capital stock by up to EUR 72,630,000 nominal through the issuance of up to 24,210,000 shares of no par value registered in the names of the holders against contributions in cash. This authorization may be implemented in installments. The pre-emptive rights of existing shareholders shall be excluded. The new shares shall be issued under the condition that they are offered exclusively to employees of the Company and its subsidiaries, provided these subsidiaries are not listed companies themselves and do not have their own employee share schemes. The Managing Board, with the approval of the Supervisory Board, is authorized to determine the further content of the rights embodied in the shares and the conditions of the share issue (Authorized Capital 2001/II).

10. The capital stock is conditionally increased by up to EUR 147,000,000 nominal. The conditional capital increase shall be effected exclusively through the issuance of up to 49,000,000 new shares of no par value registered in the names of the holders with entitlement to dividends as of the beginning of the fiscal year in which they are issued, and only to the extent to which holders of stock options granted under the 2001 Siemens Stock Option Plan, in accordance with the authorization dated February 22, 2001 respectively, exercise their Stock options (Conditional Capital 2001).



Art. 5

In the event of liquidation, dissolution or winding up of the Company, all corporate assets shall be distributed to all shareholders in proportion to the ownership in the capital stock held by them.


Art. 6

By subscription to or by otherwise acquiring shares or interim certificates for shares, the shareholder submits to the jurisdiction of the courts of the Company's legal domicile in all disputes with the Company or its governing bodies.
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Part three


CONSTITUTION AND ADMINISTRATION OF THE COMPANY


Art. 7

The governing bodies of the Company are:
    the Managing Board,
    the Supervisory Board,
    the Shareholders' Meeting.



MANAGING BOARD


Art. 8

1. The Managing Board shall consist of more than one member. The Supervisory Board shall determine the number of members of the Managing Board.

2. The Supervisory Board shall be empowered to appoint the members of the Managing Board, to enter into contracts for their employment, and to revoke their appointment. It shall also determine the assignment of functions to the various members of the Managing Board.

3. The Company shall be legally represented by two members of the Managing Board, or by one member of the Managing Board jointly with a Prokurist./1/ Otherwise the Company shall be represented by Prokurists or other duly authorized signatories to the extent authorized by the Managing Board.


Art. 9

The Supervisory Board may appoint a Chairman of the Managing Board as well as a Vice Chairman.


Art. 10

The members of the Managing Board shall be obligated to the Company to keep within the limitations which the Shareholders' Meeting, these Articles of Association, the Supervisory Board or the rules of procedure have determined under the provisions of the law with regard to the managerial powers.

-------------------------
/1/ "Prokurist" is a holder of a special statutory authority, referred to as "Prokura", granted in accordance with Article 48 of the German Commercial Code.
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SUPERVISORY BOARD


Art. 11

1. The Supervisory Board shall consist of twenty members, ten to be elected by the Shareholders' Meeting, and ten to be elected in accordance with the German Codetermination Act.

2. Unless otherwise specified at the time of their election, the term of office of the members of the Supervisory Board shall expire at the close of that Shareholders' Meeting which is called upon to ratify the acts of the Supervisory Board for the fourth fiscal year after the beginning of their term of office. In this calculation there shall be excluded the fiscal year during which such term of office begins. The election of a replacement for a member retiring before the expiration of his term of office shall take effect for the remainder of the term of office of such retiring member; the same applies in the event an election is contested and must be held again.

3. Substitute members may be elected for some or all of the shareholders' members of the Supervisory Board, who shall replace, in an order determined at the time of their election, shareholders' members of the Supervisory Board who have retired early or whose election has been successfully contested. If a substitute member replaces a retired member, his/her office shall expire at the end of the Shareholders' Meeting at which a replacement is elected in accordance with Subsection 2 above, or at the latest when the term of office of the retired member would have expired. The election of substitute members for the employees' members of the Supervisory Board shall be governed by the German Codetermination Act.

4. Any member of the Supervisory Board may resign his/her office after giving notice. Such notice must be given one month in advance.


Art. 12

1. The Supervisory Board shall elect from among its members a Chairman and a Vice-Chairman in accordance with the German Codetermination Act and, additionally, a second Vice Chairman.

2. In all cases in which a Vice Chairman takes the chair because the Chairman is prevented from doing so, the Vice Chairman shall have the same rights as the Chairman, except for the second vote accorded to the Chairman pursuant to the German Codetermination Act.

3. In the event the Chairman or a Vice-Chairman retires from office during his/her term of office, a new election for such office shall take place without delay.

4. The Chairman and the Vice Chairmen may be removed only for important cause. The continuing disability of the Chairman or a Vice Chairman shall be deemed to constitute an important cause. The removal of the Chairman or the Vice Chairman elected in accordance with the German Codetermination Act shall be subject to the same procedure as their election.
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                                      -7-


Art. 13

1. The Supervisory Board shall have all rights and obligations assigned to it by law and by these Articles of Association.

2. The Supervisory Board may adopt purely formal amendments to these Articles of Association.

3. The Managing Board shall report regularly to the Supervisory Board as prescribed by law. In addition, the Supervisory Board may at any time request a report on the Company's affairs, on its legal and business relations with subsidiary companies and on such business transaction associated with these subsidiaries that may have a significant impact on the Company's situation.

4. The Supervisory Board may require that certain kinds of action taken by the Managing Board shall be subjected to its approval.

5. To the extent permitted by law or by these Articles of Association, the Supervisory Board may delegate its rights and obligations to its Chairman, to individual members, or to committees appointed from among its members. If the Chairman of the Supervisory Board is a member of any such committee and if there is a tie vote in the committee, then the Chairman shall have two votes in case a second vote taken should again result in a tie.

6.  The Supervisory Board shall determine its own rules of procedure.

7. If binding declarations must be made or received in order to carry out resolutions of the Supervisory Board, the Chairman or, in the event of his disability, a Vice Chairman shall act for the Supervisory Board. Other documents and notices of the Supervisory Board shall be signed by the Chairman or a Vice Chairman.


Art. 14

Notice of meetings of the Supervisory Board shall be given at least two weeks in advance by the Chairman or, in the event of his disability, by a Vice Chairman. This period may be reduced in urgent cases if no member of the Supervisory Board objects. Notice may be given in writing, by fax, by telex or by telephone. In other respects the statutory provisions governing the calling of meetings of the Supervisory Board shall apply, as well as the provisions of the rules of procedure of the Supervisory Board.


Art. 15

1. The Chairman or, in the event of his disability, a Vice Chairman, shall preside at the meetings of the Supervisory Board.

2. To constitute a quorum for any resolution it shall be necessary that at least half of the number of members of the Supervisory Board prescribed by law shall participate in the resolution. Resolutions on items of the agenda which were not included in the notice of the meeting may be considered only if no member of the Supervisory Board objects.

3. Absent members of the Supervisory Board whose written votes are cast by another member of the Supervisory Board personally present shall be deemed to have participated in the resolution for purposes of Section 2, Sentence 1, above.
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4.  Meetings held and resolutions made by telephone and in writing, by fax or by telex or using some other means of telecommunication are permissible if the Chairman of the Supervisory Board decides accordingly in a particular case.

5. Resolutions shall be adopted by simple majority of the votes cast unless otherwise required by law. In the event of a tie, the Chairman shall have two votes if a second vote taken should again result in a tie.


Art. 16

Minutes, signed by the Chairman of the meeting and the person taking the minutes, shall be kept at all meetings of the Supervisory Board.


Art. 17

1. Each member of the Supervisory Board shall receive, apart from the reimbursement of his/her expenses, a fixed remuneration of EUR 6,000 payable after the end of the fiscal year and, in addition, a variable remuneration of EUR 3,500 for each EUR 0.05 dividend per share, in excess of EUR 0.20 per share entitled to the full dividend, declared by the Shareholders' Meeting and distributed to the shareholders.

2. The Chairman shall receive double, and each Vice Chairman and each other member of a Supervisor Board committee (other than statutory committees) shall receive one and a half times, these amounts.

3. In addition, each member of the Supervisory Board shall receive 1,500 Value Creation Rights (VCRs) per year, which shall be granted and exercised under the same terms as those set forth under the then current Stock Option Plan of the Company as approved by the Shareholders' Meeting in the year in which such VCRs are issued. Holders of VCRs are not entitled to receive shares of stock, but shall be compensated in cash.

4. The Company shall reimburse each member of the Supervisory Board for the sales tax to be paid on his/her remuneration.
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                                      -9-

SHAREHOLDERS' MEETING


Art. 18

1. An Annual Shareholders' Meeting shall be held within the first eight months of each fiscal year.

2. The Shareholders' Meeting shall be called by the Managing Board or the Supervisory Board.

3. Shareholders whose combined shares amount to at least one twentieth of the capital stock may demand in writing the call of a Shareholders' Meeting, stating the purpose and reasons for it. In the same way, shareholders whose combined shares represent a proportionate ownership of at least EUR 500,000 in the capital stock may demand that items be placed on the agenda for consideration at a Shareholders' Meeting.

4. Notice of Shareholders' Meeting shall be given at least one month prior to the day by which the shareholders must give notification of attendance. The day on which notice of the meeting is given and the last day on which shareholders must give notification of attendance shall not be included.


Art. 19

1.  Every share of stock shall have one vote.

2. All shareholders of record who are registered in the Company's Stock register and have duly given notification of attendance shall be entitled to attend the Shareholders' Meeting.

3. The notification of attendance shall be submitted to the Managing Board at the Company's registered offices either in writing or by some means of electronic communication to be specified in more detail by the Company and must be received at least six full days before the date of the Shareholders' Meeting. The Managing Board may reduce this period in the notice to attend the Shareholders' Meeting. Details of the notification of attendance shall be published in the bulletins of company announcements together with the notice convening the Shareholders' Meeting.

4. Shareholders of record or their proxies entitled to attend the Shareholders' Meeting shall be issued with admission tickets and voting cards.
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                                      -10-

Art. 20

Votes may also be cast by proxy.

If the proxy is neither an underwriting bank nor an association of shareholders, the authorization may be submitted in writing or by some means of electronic communication to be specified in more detail by the Company. The details relating to the issuance of such authorizations shall be published in the bulletin of company announcements together with the notice convening the Shareholders' Meeting.


Art. 21

1. The Shareholders' Meeting shall be chaired by the Chairman of the Supervisory Board or, in the event of his disability, by a member of the Supervisory Board designated by the Chairman. If neither the Chairman nor another member of the Supervisory Board designated by him is present, then the chairman of the meeting shall be elected by the present shareholders' members of the Supervisory Board.

2. The chairman of the meeting shall direct the procedure of the Shareholders' Meeting. He may, particularly in exercising rules of order, make use of assistants. He shall determine the sequence of speakers and may set a time limit on speeches or order the end of the debate on individual items of the agenda, to the extent necessary for the orderly progress of the Shareholders' Meeting.

3. The chairman of the meeting shall decide the order of the agenda and the sequence of voting. In case of the use of ballots or other such voting means he may decide that several items shall be put to the vote simultaneously.

4. Shareholders not wishing to participate in a vote must, prior to the beginning of the voting, so notify the chairman of the meeting in the form prescribed by him. In calculating the voting results, only the negative votes and the abstentions shall be counted. Votes of shareholders present in person or by proxy who have neither announced their nonparticipation in the vote, nor cast a negative vote, nor abstained from voting, shall be counted as affirmative votes.

5. The chairman of the meeting may alter the voting procedure set forth in Sections 3 and 4 above and may also prescribe a different procedure, such as a voice vote or a show of hands.

6. Provided this is announced in the notice to attend the Shareholders' Meeting, the chairman of the meeting may also permit attendance of the Shareholders' Meeting, transmission thereof and participation in the voting by electronic means, where permitted by law.

7.  Except for election of substitute members of the Supervisory Board (Art. 11
    Section 2, Sentence 3, of the Articles of Association) a plurality of the votes shall determine the result of any election. In the event of a tie, a lot to be drawn by the chairman of the meeting shall decide.


Art. 22

1.  Minutes of the Shareholders' Meeting shall be kept by a German Notary.

2. The minutes shall be conclusive for the shareholders among themselves and in relation to their proxies.

3.  The proxy statements need not be appended to the minutes.

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Art. 23

1. The Shareholders' Meeting shall resolve with binding force for all shareholders all matters referred to it by law.

2. Except as otherwise provided by Art. 21, Section 7, of these Articles of Association with respect to elections, resolutions of the Shareholders' Meeting shall require a simple majority vote, unless a greater majority is required by law.
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Part four


ANNUAL FINANCIAL STATEMENTS, APPROPRIATION OF NET INCOME


Art. 24

1. The fiscal year shall run from October 1st to September 30th of the following year.

2. The Managing Board shall prepare the annual financial statements and Management's discussion and analysis for the past fiscal year and submit them to the independent auditors. Immediately after receipt of the auditors' report, the Managing Board shall submit the annual financial statements, Management's discussion and analysis, and the auditors' report to the Supervisory Board together with the proposal for the appropriation of net income available for distribution which the Managing Board wishes to recommend to the Shareholders' Meeting.

3. The annual financial statements, Management's discussion and analysis, the report of the Supervisory Board and the proposal of the Managing Board for the appropriation of net income available for distribution shall be made available at the offices of the Company for inspection by shareholders from the date on which Notice of the Shareholders' Meeting is given.

4. Each year the Shareholders' Meeting, after having received the report to be prepared by the Supervisory Board, shall during the first eight months of the fiscal year determine on the appropriation of net income available for distribution, the discharge from responsibility of the Managing Board and the Supervisory Board, the appointment of the independent auditors and, in those cases provided for by law, the approval of the annual financial statements.


Art. 25

1. The annual net income available for distribution shall be employed for the equal distribution of a dividend to the shareholders in proportion to the ownership in the capital stock held by them, unless the Shareholders' Meeting shall exclude such net income wholly or in part from distribution.

2. In the event of an increase in the capital stock, the participation in such net income by the new shares need not conform with Article 60 (2) of the German Corporation Act.